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Exhibit 10.4

VOTING AGREEMENT

        THIS VOTING AGREEMENT (this "Agreement") is entered into as of June 11, 2002, by and among A. Jerrold Perenchio ("Perenchio"), and McHenry T. Tichenor, Jr. ("Tichenor"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Restated Certificate of Incorporation (the "Restated Certificate") of Univision Communications Inc., a Delaware corporation (the "Company") in effect on the date hereof.

        WHEREAS, pursuant to that certain Agreement and Plan of Reorganization dated as of the date hereof (the "Merger Agreement"), by and among the Company, Hispanic Broadcasting Corporation, a Delaware corporation ("HBC"), and Univision Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), Merger Sub and HBC will be merged (the "Merger"); and

        WHEREAS, in connection with the Merger and in accordance with the Merger Agreement, the parties have agreed to enter into this Agreement upon the terms and conditions set forth below.

        IT IS HEREBY AGREED AS FOLLOWS:

        1.    Election of Directors.    Perenchio agrees to vote or cause to be voted all of the shares of any class of the Company's Common Stock that he owns or for which he controls the vote so that promptly upon the effectiveness of the Merger, and throughout the term of this Agreement, each of Tichenor and the other individual designated pursuant to Section 4.17 of the Merger Agreement (the "Other T Designee") shall be a Class A/P Director. If Tichenor dies, becomes Incapacitated or for any other reason ceases to be a Class A/P Director, his vacancy shall be filled in accordance with the terms of the Restated Certificate. If during the term of this Agreement, the Other T Designee dies, becomes Incapacitated or for any other reason ceases to be a Class A/P Director, Tichenor shall be entitled to designate an individual who is independent of the Company to fill the vacancy created by such cessation; provided that such designee shall be subject to Perenchio's approval (such approval not to be unreasonably withheld). If Tichenor is unable to designate the Other T Designee due to Incapacitation, such vacancy shall be filled by a designee of the Tichenor Family Group (as defined below); provided that such designee shall be subject to Perenchio's approval (such approval not to be unreasonably withheld). Perenchio, in his capacity as a stockholder (not as a director), agrees to take all actions necessary to cause Tichenor and the Other T Designee to be nominated for election as a Class A/P Director at any annual meeting of stockholders of the Company or other meeting called for the purpose of electing Class A/P Directors. Notwithstanding the foregoing, at such time Tichenor ceases to be an employee of the Company or any of its subsidiaries (as defined under the Securities Exchange Act of 1934) and the Tichenor Family Group owns less than 60% of the shares of capital stock of the Company originally issued to them pursuant to the Merger Agreement (as adjusted for stock splits and stock dividends), Perenchio shall not be required to vote or cause to be voted all of the shares of any class of the Company's Common Stock that he owns or for which he controls the vote in favor of Tichenor. For purposes of this Agreement, "Incapacitated" means that a conservator of the estate with respect to Perenchio, Tichenor or the Other T Designee has been appointed under the provisions of Section 1800 et. seq. of the California Probate Code (or similar provision under the applicable law of the state where Perenchio, Tichenor or the Other T Designee is then domiciled) and that such conservatorship has not been rescinded, and "Tichenor Family Group" means Tichenor and the other parties to the Voting Agreement dated July 1, 1996 among Tichenor and the other parties thereto.

        2.    Limitation on Different Rights, Privileges and Preferences.    Anything in the Merger Agreement, the Restated Certificate or any agreement described in the Merger Agreement to the contrary notwithstanding, Perenchio agrees that he will vote or cause to be voted all of the shares of any class of the Company's Common Stock that he owns or for which he controls the vote against any future transaction in which the rights, privileges and preferences of the stock, or per share consideration, to be received in any transaction by the holders of Class P Common Stock would be different than the rights, privileges and preferences of the stock, or per share consideration, to be received in any transaction by the holders of the Company's Class A Common Stock unless such future transaction is approved by the holders of a majority of the Company's Class A Common Stock (excluding such shares of Class A Common Stock of the Company held by Perenchio and his Affiliates).

        3.    No Limitation on Sale of Stock.    This Agreement shall not be construed as restricting or limiting in any way the ability of either Perenchio or Tichenor, or any of their Affiliates, to dispose of any of their shares of stock of the Company, in any manner whatsoever, regardless of the class of stock of such shares.

        4.    Termination.    This Agreement and the obligations of the parties hereunder shall terminate upon the earliest to occur of: (a) the date on which all of the shares of the Class P Common Stock are converted into Class A Common Stock (including if Perenchio dies or if the Class P Holders cease to own beneficially at least the Required Amount); (b) the Incapacitation of Perenchio, such that the holders of the Class P Common Stock are only entitled to one vote per share of Class P Common Stock; (c) the termination of the Merger Agreement; (d) the date on which Perenchio and Tichenor mutually consent to terminate this Agreement in writing; (e) the death of Tichenor; and (f) five (5) years from the date of the Merger.

        5.    Effectiveness.    The performance of the obligations of Perenchio hereunder are subject to the closing of the Merger, as more fully described in the Merger Agreement.

        6.    Notices.    All notices, demands and requests required by this Agreement shall be in writing and shall be deemed to have been given for all purposes: (a) upon personal delivery; (b) one day after being sent, when sent by professional overnight courier service from and to locations within the continental United States; (c) five days after posting when sent by registered or certified mail; or (d) on the date of transmission when sent by telegram, facsimile or telecopier, addressed to:

    If to Perenchio:

    1999 Avenue of the Stars
    Los Angeles, California 90067
    Telecopy: (310) 556-1526
    Attention: C. Douglas Kranwinkle, Esq.

    With a copy to:

    O'Melveny & Myers LLP
    1999 Avenue of the Stars
    Suite 700
    Los Angeles, California 90067
    Telecopy: (310) 246-6779
    Attention: Kendall R. Bishop, Esq.

    If to Tichenor:

    3102 Oak Lawn Avenue, Suite 215
    Dallas, TX 75219
    Telecopy: (214) 525 7830
    Attention: McHenry T. Tichenor, Jr.

    With a copy to:

    Vinson & Elkins L.L.P.
    3700 Trammell Crow Center
    2001 Ross Avenue
    Dallas, Texas 75201-2975
    Telecopy: (214) 999-7732
    Attention: Michael D. Wortley, Esq.

or to such other address or to such other person as either party shall have last designated by such notice to the other party.

        7.    Severability.    The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be so declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

        8.    Amendment.    The provisions of this Agreement may not be amended, modified or supplemented, and waivers of or consents to departures from the provisions hereof may not be given, without the written consent of each of Perenchio and Tichenor.

        9.    Injunctive Relief.    Without intending to limit the remedies available to either party, the parties hereto acknowledge that a breach of any of the covenants contained in this Agreement may result in material irreparable injury to the other party for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the other party shall be entitled to obtain a temporary restraining order and a preliminary or permanent injunction restraining or requiring actions prohibited or required by this Agreement or such other relief as may be required to enforce specifically any of the covenants of this Agreement.

        10.    Attorneys' Fees.    In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all costs, expenses and reasonable attorneys' fees, as set by the court and not by a jury, incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal).

        11.    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

        12.    Successors.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except to the extent herein expressly limited.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

/s/ A. JERROLD PERENCHIO A. Jerrold Perenchio
/s/ MCHENRY T. TICHENOR, JR. McHenry T. Tichenor, Jr.

[Signature Page to Voting Agreement]

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VOTING AGREEMENT